Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2020
Comments of Melendy E. Lovett
Senior Vice President and Chief Administrative Officer
April 30, 2020
Thank you, Jean and good morning everyone.
Our first quarter results reflect the commitment and execution on a number of actions taken to align the Company’s organization with our go-forward rail strategy and to improve business performance. While we recognize the current environment will make accomplishing our financial priorities more challenging, we have not lost sight of our longer-term goals. Our primary objectives as a leadership team are to protect the health and safety of our employees, and to ensure business continuity and capital preservation. Fortunately, the steps we were taking to optimize the Company’s cost structure were timely and advantageous given actions needed amid the COVID-19 crisis.
During the Company’s fourth quarter earnings call, we announced a target reduction of $25 to $30 million in administrative costs across the organization. In the first quarter, the Company took action on savings totaling $9 to 10 million which included employee reductions, and the consolidation of our logistics and equipment services businesses into the operations of the Rail Products Group. It also included the decision to relocate our corporate campus to a more cost-effective location, and the disposition of a non-operational facility. These actions resulted in a restructuring charge of approximately $5.5 million. Additionally, management has identified savings of $15 to $20 million that we expect to take action on during the next few quarters as we realign our organization and streamline administrative support costs. When combined with the cost saving actions taken throughout 2019, total reductions in SE&A and other administrative costs are nearing $60 million. We are committed to accelerating the performance of the platform through effective and efficient alignment of our organization, and we will provide updates on our cost optimization progress through the year.
Another key priority for the Company has been the optimization of our balance sheet through the leveraging of our lease fleet to lower our cost of capital. As part of this process, we identified the early redemption of our 2006 securitization (“TRL V”) as an optimization opportunity. This securitization had a remaining principal balance of approximately $105 million and a coupon of 5.9%. The net book value of these assets at the time of redemption was approximately $303 million. These railcars are now available to be monetized through recapitalization of the assets or through secondary market transactions. With this redemption, the weighted average coupon rate on our wholly-owned leasing debt was just under 4% at quarter end.
The company also purchased approximately 1.9 million shares for $35.4 million in the weeks following our fourth quarter conference call. As of the end of the first quarter, the Company has approximately $90 million remaining under our current amended authorization.
Trinity’s management has served together and collaborated very closely in setting the strategic priorities for the Company as a rail-focused organization. It’s been my honor to serve as Trinity’s CFO over the last year, and to get to know many of our shareholders and potential investors. I have great confidence that we are aligning our leadership and organization to better serve our customers and our stakeholders, and to accelerate Trinity’s performance to unlock shareholder value once we emerge from the coronavirus pandemic. Eric has been a key leader in this Company and the rail industry throughout his career. This has been a seamless transition for our team and for our business leaders, and he will be a familiar face to our investors as well.
I’ll now turn the call over to Eric to discuss more detail of our financial performance.